Exhibit 99.1

Summit Wireless Strengthens its Board of Directors with the Appointment of Lisa Cummins Dulchinos

-Seasoned CFO Brings Years of Industry Expertise to the Company -

San Jose, CA – June 24, 2019 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, today announced the appointment of Lisa Cummins Dulchinos, 49, to its Board of Directors. She will replace Michael Fazio and the number of directors will remain at eight.

“We are thrilled to have Lisa join our board,” said Summit Wireless President and CEO Brett Moyer. “She is a seasoned CFO who has led financial and operational teams at both private and public companies. Lisa not only has experience in M&A and strategic partnerships, she understands the semiconductor business. Her skills and experience will be key to Summit as we move toward our goal of establishing the WiSA standard as the brand trusted by consumers for wireless immersive sound for smart devices.”

Moyer concluded, “Michael Fazio is leaving to focus on managing MARCorp Financial LLC, a private equity firm located in Chicago. Michael has been instrumental in building Summit Wireless and we thank him for his years of service.”

About Lisa Cummins Dulchinos

Lisa Cummins Dulchinos currently serves as Chief Financial Officer and Chief Operating Officer for Ayar Labs, a venture backed startup that is developing an optical based “chiplet” to provide high speed, high density & low power to replace traditional electrical based IO. She joined Ayar Labs in January 2019 after overseeing a successful sale of Penguin Computing, a private equity backed company, to Smart Global Holdings in June 2018. Prior to that, she was Chief Financial Officer at Adept Technology, a NASDAQ publicly traded global robotics company, where she oversaw investor relations, led SOX compliance, completed multiple acquisitions, and secured bank and equity financing including a secondary public offering. Cummins brings over 25 years of experience as a growth oriented financial executive in global high-tech organizations. Lisa earned a Business Economics degree from University of California Santa Barbara and a Masters in Business Administration from St. Mary’s College.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc.

Contact Information

Mary Magnani and Kirsten Chapman, LHA Investor Relations, +1 415-433-3777, summit@lhai.com